Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Dimeco, Inc.

We have reviewed the accompanying consolidated balance sheet of Dimeco, Inc. and subsidiary as of March 31, 2006, and the related consolidated statements of income, comprehensive income, and cash flows for the three-month periods ended March 31, 2006 and 2005, and the consolidated statement of changes in stockholders’ equity for the three-month period ended March 31, 2006. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein), and in our report dated February 3, 2006, we expressed an unqualified opinion on those consolidated financial statements.

/s/S.R. Snodgrass, A.C.
Wexford, PA May 8, 2006